SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

                                 _____________

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                      Date of Report: September 18, 2003



                        RECKSON ASSOCIATES REALTY CORP.
                                      and
                      RECKSON OPERATING PARTNERSHIP, L.P.
          (Exact name of each Registrant as specified in its Charter)


              Reckson Associates Realty Corp. - Maryland                           Reckson Associates Realty Corp. -
            Reckson Operating Partnership, L.P. - Delaware                                    11-3233650
    (State or other jurisdiction of incorporation or organization)               Reckson Operating Partnership, L.P. -
                                                                                              11-3233647
                                                                                       (IRS Employer ID Number)
                       225 Broadhollow Road                                                      11747
                        Melville, New York                                                    (Zip Code)
             (Address of principal executive offices)


                                                             1-13762
                                                     (Commission File Number)


                                                          (631) 694-6900
                                      (Registrant's telephone number, including area code)


Item 5.           Other Events and Required Regulation FD Disclosure

RESTRUCTURING OF RECKSON STRATEGIC VENTURE PARTNERS LLC

         In September 2003, Reckson Strategic Venture Partners LLC ("RSVP") completed the restructuring of its capital structure and management arrangements. RSVP is a real estate venture capital fund which invests primarily in real estate and real estate operating companies outside the Reckson Associates Realty Corp.'s (the "Company") core office and industrial/R&D focus and whose common equity is held indirectly by FrontLine Capital Group and with which the Company has made joint venture investments. Additional information concerning RSVP and the Company's joint venture investments with, and relationship to, RSVP is detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

         In connection with the restructuring, RSVP redeemed the interest of the preferred equity holders of RSVP for an aggregate of approximately $137 million in cash and the transfer to the preferred equity holders of the assets that comprised RSVP's parking investments valued at approximately $28.5 million. RSVP also restructured its management arrangements whereby a management company formed by its former managing directors has been retained to manage RSVP pursuant to a management agreement and the employment contracts of the managing directors with RSVP have been terminated. In addition, the managing directors retained a one-third residual interest in RSVP's assets which is subordinated to the distribution of an aggregate amount of $75 million to RSVP and/or the Company in respect of its joint ventures with RSVP. The management agreement has a three-year term, subject to early termination in the event of the disposition of all of the assets of RSVP.

         In connection with the restructuring, RSVP and certain of its affiliates obtained a $60 million secured loan. In connection with this loan, Reckson Operating Partnership, L.P. ("ROP") agreed to indemnify the lender in respect of any environmental liabilities incurred with regard to RSVP's remaining assets in which ROP has a joint venture interest (primarily certain student housing assets held by RSVP) and guaranteed the




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obligation of an affiliate of RSVP to the lender in an amount up to $6 million plus collection costs for any losses incurred by the lender as a result of certain acts of malfeasance on the part of RSVP and/or its affiliates. The loan is scheduled to mature in 2006 and is expected to be repaid from proceeds of asset sales by RSVP.

SHAREHOLDER LITIGATION CONCERNING PROPOSED SALE OF INDUSTRIAL PORTFOLIO

         On or about September 18, 2003, a shareholder derivative action entitled Robert Lowinger v. Rechler et al. (Index No. 01 4162/03) was filed in the Supreme Court of the State of New York, County of Nassau, against the Company's directors and the Company as a nominal defendant challenging the proposed sale by the Company of the Long Island industrial portfolio. The fundamental allegation of the complaint is that the process by which the directors agreed to the transaction was not sufficiently independent of the Rechler family and did not involve a "market check" or third party auction process and as a result was not for adequate consideration. Plaintiff seeks a declaration that the directors violated their fiduciary duties, an injunction against the transaction or alternatively damages. The Company believes the complaint is without merit and intends to defend it vigorously.

         In addition, on or about September 26, 2003, a derivative action entitled Judith A. Tucker v. Rechler et al. (Case No. cv 03 4917) was filed in the United States District Court, Eastern District of New York, against the Company's directors and the Company, making allegations with respect to the same transaction and seeking similar relief.

         Additional information concerning the proposed sale by the Company of the Long Island industrial portfolio is contained in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2003.



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

                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        RECKSON ASSOCIATES REALTY CORP.


                                        By: /s/ Michael Maturo
                                           ----------------------------------
                                            Michael Maturo
                                            Executive Vice President
                                            and Chief Financial Officer


                                        RECKSON OPERATING PARTNERSHIP, L.P.

                                        By:  Reckson Associates Realty Corp.,
                                             its General Partner


                                        By: /s/ Michael Maturo
                                           ---------------------------------
                                            Michael Maturo
                                            Executive Vice President
                                            and Chief Financial Officer


Date:  September 30, 2003

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